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                                                                    Exhibit 2.14

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 9th day of May, 2002, among THOMAS MORRILL ("Morrill"), residing at 341 Pine Brook Road, Bedford, New York 10506, JAMES CALLIER ("Callier"), with offices at 950 Echo Lane, Houston, Texas 77024, MICHAEL CRUSKIE ("Cruskie"), residing at 18912 Maisons Road, Lutz, Florida 33549, and DOMINIC ROTONDI ("Rotondi"), residing at 5173 Woodlawn Drive, Schenectedy, New York 12303 (Morrill, Callier, Cruskie and Rotondi being collectively referred to as "Sellers"), and Nelnet, Inc., a Nevada corporation, having an office at 121 South 13th Street, Suite 301, Lincoln, Nebraska ("Purchaser"), concerning CHARTER ACCOUNT SYSTEMS, INC., a New York corporation, having a place of business at 457 New Karner Road, Albany, New York 12205 (the "Company").

                              W I T N E S S E T H :

         WHEREAS, Sellers are the owners in the aggregate of Eight Hundred (800) shares of no par value common stock (the "Shares") of the Company representing all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, the Company is in the business of providing software and related services to student loan lenders for the servicing of student loans (the "Company Business"); and

         WHEREAS, Sellers wish to sell to Purchaser and Purchaser wishes to purchase from Sellers all of the Shares; and

         WHEREAS, Purchaser desires that Cruskie and Rotondi remain as employees of the Company after the Closing.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements and undertakings of the parties hereinafter set forth, and for other good and

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valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE ONE

                           PURCHASE AND SALE OF SHARES

         1.1 Sale and Purchase of Shares. On the Closing Date, as hereinafter defined, the Sellers agree to and shall sell transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase, acquire and accept the Shares from Sellers. The number of shares held by each of Sellers is indicated on Schedule 1.1 hereto.

         1.2 Closing. The sale and purchase of the Shares (the "Closing") under this Agreement shall commence at 10:00 a.m., EDT on the date hereof, simultaneously with the execution of this Agreement, at the offices of Stern, Levy & Pellegrino, LLP, 950 Third Avenue, New York, New York. The date and time of the Closing are herein referred to as the Closing Date.

         1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") payable to Sellers at Closing in consideration of the sale of the Shares hereunder shall be Six Million Eight Hundred Thousand ($6,800,000.00) Dollars. At the option of Sellers, by notice to Purchaser prior to the Closing Date, the Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts as specified by Sellers or by unendorsed bank check(s) or certified check(s) of Purchaser payable in accordance with Seller's instructions in said notice.

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                                   ARTICLE TWO

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally, represent and warrant to Purchaser (except as to Section 2.1, which representation is made individually and severally), as follows:

         2.1 Ownership of the Shares. Sellers are the owners of the Shares, free and clear of any lien, mortgage, security interest, encumbrance, title defect or claim restricting or limiting Sellers' ability to transfer the Shares to Purchaser under and pursuant to this Agreement, and there is no subscription, warrant, call, unsatisfied preemptive right, option, convertible securities, rights of first refusal or other agreement of any kind to issue, purchase or otherwise receive from Sellers any of the Shares or any other security of the Company. The number of shares owned by each of the Sellers are set forth in
Schedule 1.1 hereto. Seller will deliver to Purchaser the endorsed Stock certificates for each of the Shares, which certificates shall represent and convey to Purchaser title and beneficial ownership of 100% of the issued and outstanding stock and equity interest in the Company, free and clear from any lien, mortgage, security interest, encumbrance, title defect or restriction, excepting any of the same which may be created by Purchaser or in connection with Purchaser's acquisition of the Shares, pursuant to other agreements or obligations to which Purchaser may be bound.

         2.2 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York The Company has received notice from the State of Texas regarding certain taxes due, the returns for which were recently submitted by the Company's accountant. All of the representations made in this Agreement are subject to the foregoing facts and any consequences arising therefrom. Notwithstanding its inclusion in this Article relating to Sellers' representations, Sellers and Purchaser separately covenant and

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agree that following the Closing they shall cooperate with the Company's current accountant (or such other accountant as the parties may agree upon) in taking such steps as may be reasonably required to complete the clearance of the Texas tax matter. The covenant herein shall survive the Closing.

         2.3 Capitalization of the Company. The Company has an authorized capitalization consisting solely of One Thousand (1,000) shares of common stock, no par value and Two Hundred (200) shares of cumulative, convertible preferred stock, no par value. As of the date of this Agreement, there are issued and outstanding Eight Hundred (800) shares of such Common Stock. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable. No other class of capital stock of the Company is outstanding. There are no voting trusts, proxies or other agreements or understandings with respect to voting of the Shares.

         2.4 Authority. This Agreement has been duly executed and delivered by Sellers, and Sellers have the right, power, authority and legal capacity to enter into and perform under this Agreement and to consummate the sale of their shares pursuant hereto. This Agreement is valid and binding upon Sellers and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar other laws affecting creditors' rights generally, as well as general principles of equity and standards of good faith, fair dealing and reasonableness.

         2.5 Certificate of Incorporation and By-laws. Prior to the execution of this Agreement, Sellers have delivered to Purchaser a true and complete copy of the Company's certificate of incorporation and bylaws, and amendments thereto, if any, as in effect on the date hereof; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or by-laws of the Company.

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         2.6      Financial Statements. Sellers have delivered to Purchaser
copies of the financial statements of the Company for the period ending April 30,2002 (the "Financial Statements"). Such Financial Statements fairly present the financial condition and results of operation of the Company as of and for such periods, have been prepared on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Company, on a consistent basis throughout the period covered thereby, provided, however, that the foregoing is not intended as assurance that the Financial Statement have been prepared fully in accordance with GAAP, it being acknowledged by Purchaser that the method of recognition of earned and unearned revenue, unearned maintenance fees and other items are not in accordance with GAAP. The Company does not have any direct or indirect, primary or secondary, liability of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise that will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the Company, other than Seller's liabilities and obligations pursuant to (i) the Client Contracts and Non-Client Contracts, as defined in
Section 2.16, (ii) the Tangible Property Leases, and other items set forth in
Section 2.11, (iii) the Space Leases as defined in Section 2.12, (iv) as well as any other liabilities which are reflected upon the Financial Statements of the Company or otherwise disclosed in writing by Sellers to Purchaser.

         2.7      No Consent. To "Sellers' Knowledge" (as hereinafter defined):
(i) no consent of any governmental authority is required in connection with the execution, delivery, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, and (ii) except as may be indicated in the Client Contracts, Non-Client Contracts, the Tangible Property Leases, the Space Leases or any other documents delivered to Purchaser, neither the execution and

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delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in the breach or termination of any contract, lease or other instrument to which the Company or Sellers is a party or by which the Company or Sellers is bound.

         2.8 Subsidiaries and Other Affiliates. The Company does not have any subsidiaries or affiliates.

         2.9 Ordinary Course of Business. Subsequent to April 30, 2002, the Company has not engaged in Company Business other than in the ordinary and usual course of business, including payment of compensation to Sellers, entering into contracts, making expenditures or entering into commitments of the Company. Subsequent to April 30,2002, Sellers have not received distributions of dividends, bonuses, or other remuneration from the Company, other than their ordinary salaries and employee benefits, and as disclosed in Schedule 2.9 annexed hereto.

         2.10 Accounts Receivable. Schedule 2.10 sets forth a list of all of the Company Receivables as of April 30,2002. Each of the Company Receivables arose in the ordinary and usual course of business of the Company, but Sellers do not guarantee or otherwise promise that said Receivables will be paid.

         2.11 Equipment and Other Tangible Property. Schedule 2.11(i) attached hereto sets forth a list of all items of equipment, furniture, fixtures or other tangible property owned or leased by the Company with a fair market value in each case in excess of $5,000.00 (collectively, "Tangible Properties"). Except for the rights of the lessor(s) thereof, the Tangible Properties are owned by the Company free and clear of all liens or other security interests. No representation or warranty is made concerning the physical condition of the Tangible Properties. The Company has delivered to Purchaser a correct and complete copy of the lease(s) of the leased Tangible Property (the "Tangible

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Property Leases") The Tangible Property Leases are in full force and effect and have not been amended or modified. Sellers have received no written notice of default from any lessor with respect to the Tangible Property Leases. If and to the extent the Tangible Property Leases require the respective lessor's consent in the event of a change in control of the Company, the Company may or will be in default thereof, and the Parties shall have only the obligations contained in
Section 7.2 in connection therewith. Notwithstanding the foregoing, certain equipment purchased by the Company which is located in Morrill's house, as disclosed in Schedule 2.11(ii) attached hereto, is excluded from this transaction and shall be distributed to Morrill at the Closing at no cost to him.

         2.12 Space Leases. Sellers have no leases other an office lease and a storage space lease as set forth in Schedule 2.12 annexed hereto (the "Space Leases"). The Space Leases are in full force and effect and have not been amended or modified, except as may be disclosed in Schedule 2.12. The Company has not received any written notice of default from either of the landlords with respect thereto. If and to the extent the Space Leases require the respective lessor's consent in the event of a change in control of the Company, the Company may or will be in default thereof, and the Parties shall have only the obligations contained in Section 7.2 in connection therewith.

         2.13 Intellectual Property. Schedule 2.13(i) sets forth a complete list of the software products (the "Software Products") and the names and acronyms associated therewith (the "Software Product Names") developed and presently offered by the Company for use by its clients in the Company Business. Purchaser acknowledges having separately received a copy (on disc) of the source code, which Sellers confirm contains all of the source code presently in use with respect to the Software (the "Source Code"). The Software Products, Software Product Names, Source Code and Seller's domain name are collectively referred to as the "Intellectual Property"). Seller has not

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sought statutory registration with respect to any of its Intellectual Property.
To Seller's Knowledge, Sellers own no other intellectual property, other than such common law rights, if any, as the Company may have in its name by reason of the original incorporation thereof and the use of such name in the Company Business and in its web address. The Company makes use of certain third party off-the-shelf operating and application software in its operation, none of which was specially created for the Company. The Company has not received written notice, to the Seller's Knowledge the Company has not received any oral notice, and none of the Sellers has received written or oral notice, from any third party that the specific Intellectual Property marked by asterisk on Schedule 2.13(i) infringes the rights of such third party. Sellers make no representation as to the quality, duration, or validity of any of the Intellectual Property sold or assigned herein, or any other representation relating thereto except as may be expressly set forth herein. The Company is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property, free and clear of any security interests, liens and similar encumbrances, subject to the proprietary rights of third parties providing off-the-shelf operating and application software referred to above. Regarding the Intellectual Property, (i) there is no pending litigation against Sellers or the Company, nor
(ii) to Seller's Knowledge, any litigation threatened in writing against Sellers or the Company.

         2.14 Tax Matters. Except as disclosed in Section 2.2, the Company has filed all federal, state and local tax returns which are required to be filed and has paid all Taxes shown on such returns and all assessments received by the Company to the extent that the same have become due for all fiscal periods to and including the fiscal year ending June 30, 2001. All Taxes relating to the Company due on or before the Closing Date have been fully paid. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for

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federal income tax purposes. Other than as referred to in Section 2.2, Seller has not received notice of any pending claims with respect to Taxes which remain upaid. As used herein, the term "Taxes" shall include all state, federal and local income tax liability, deferred income tax liability and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income, and whether or not assessed or disputed, that are payable or deferrable, by the Company for the fiscal year ending June
30, 2001, or as to which the Company may have any liability for taxable periods ending on or before such date, or any liability for the period ending on the Closing Date, and all deficiencies or other additions to tax, interest and penalties owed by the Company or as to which the Company may have liability in connection with any of the foregoing.

         2.15 Compliance with Laws. The Company has not received written notice that it is in violation of any Federal, state or local law, ordinance or regulation or any other requirement which would materially affect the Company or the Company Business.

         2.16 Contracts and Other Agreements. Schedule 2.16(i) lists, as of the date hereof, all of the contracts (other than contracts with clients of the Company Business) to which the Company is a party or to which it is bound, to the extent any of the same individually involve consideration having a value aggregating in excess of $5,000 per agreement, or impose an obligation upon the Company of more than $5,000 (the "Non-Client Contracts"). The Non-Client Contracts are in full force and effect and have not been amended or modified, except to the extent disclosed in Schedule 2.16(i). The Company has not received written notice that the Company is in default of any of the material terms and conditions of the Non-Client Contracts. Schedule 2.16(ii) lists, as of the date

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hereof, all of the contracts with the Company's clients (the "Client
Contracts"). The Client Contracts are in full force and effect and have not been amended or modified, except to the extent disclosed in Schedule 2.16(ii), and, to Sellers' Knowledge, no party is in material breach thereof. Notwithstanding the foregoing, the Texas Medical Association has advised the Company that it intends to cease doing business with the Company at any time in the next six (6) months. Except to the extent as aforesaid, the Company has not received written notice that any of the Non-Client Contracts (or written or oral notice with respect to the Client Contracts (such oral notice being to the Sellers' Knowledge)) are invalid or unenforceable or that the Company is in default of any of the material terms thereof. True and complete copies of all documents referred to in Schedules 2.16(i) and (ii) have been delivered to Purchaser.

         2.17 Employee Benefits. The Company maintains no employee benefit plans other than a 401(k) plan and certain health benefit plans as set forth in
Schedule 2.17 hereof. To Sellers' Knowledge, all of the Company's benefit plans have been administered substantially in accordance with their terms and applicable law.

         2.18 Insurance. Schedule 2.18 sets forth a list of all policies or binders of insurance (other than the health benefit insurances listed in Schedule 2.17 above) held by the Company.

         2.19 Actions and Proceedings. There are no actions, proceedings or suits which are pending against the Company or against Sellers relating to the Company, nor have Sellers or the Company received any written notice that any claims or investigations are pending or threatened against the Company.

         2.20 Bank Accounts. Schedule 2.20 lists the Company's bank accounts and the institution(s) where such accounts are kept.

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         2.21     Labor Matters.

                  (a) The Company has received no written notice from any governmental authority that it is not in material compliance with all applicable laws, whether federal, state or local, respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, or that it is engaged in any unfair labor practice.

                  (b) The Company is not a party to any written employment, compensation, consulting, severance pay or similar agreements with respect to its employees, all of whom are listed on Schedule 2.21(i) other than the agreements listed on Schedule 2.21(ii). The Company does not currently have any workers' compensation claims or liabilities.

                  (c) The Company has no union contracts and there is no pending petition for a union election.

         2.22 Absence of Certain Events. Since the date of the most recent financial statements, there has not been:

                  (a) any dividends declared or paid or other distributions of any kind to the Company's shareholders declared or made, or any direct or indirect redemption, purchase, retirement or other acquisition of any of the Stock;

                  (b) any material adverse change in the financial condition, properties, business or operations of the Company or any event or circumstance which is, or with reasonable certainty may result, in the aggregate, in a material adverse effect on the Company;

                  (c) any indebtedness, liability or obligation incurred by the Company or any transaction entered into by the Company, other than in the ordinary course of business, or any guarantee by the Company of any indebtedness, liability or obligation of any other person;

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                  (d)      any sale, transfer or other disposition of any asset
of the Company except in the ordinary course of business; and

                  (e) any material change in, or any contract to materially change, the compensation or other direct or indirect remuneration payable to any officer, employee or agent of the Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered.

                  2.23 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Article Two, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Company, Company Business or its assets, including, without limitation, regarding future income or future financial prospects of the Business, or the continuation with the Company of any of its employees. As used herein, "Sellers' Knowledge" means to those facts and circumstances actually known to any of the Sellers, without special inquiry.

         Purchaser hereby acknowledges that it has had an opportunity to investigate the Company, its assets and the Company Business, subject to the accuracy of information provided by Sellers, and Purchaser is charged with knowledge of information furnished by Sellers in writing, including, without limitation, any and all documents delivered by Sellers to Purchaser. Sellers shall not be liable with respect to, nor be deemed to have breached, any representation made in this Agreement to the extent such breach is ascertainable through such furnished information or documentation, or ascertainable through any other information and documentation obtained by Purchaser as a part of its due diligence in connection with this transaction. Furthermore, Sellers' liability with respect to

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a breach of any of the representations or warranties herein is limited by the provisions of Section 6.4 hereof.

                                  ARTICLE THREE
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that:

         3.1 Authority. This Agreement has been duly executed and delivered by Purchaser and Purchaser has the right, power, authority and legal capacity to enter into and perform under this Agreement and to consummate the transactions contemplated hereby.

         3.2 No Consent. No consent of any other party, governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

         3.3 No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in the breach or termination of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound.

                                  ARTICLE FOUR
                             DELIVERIES AT CLOSING

         4.1      Deliveries at Closing. Upon the Closing Date:

                  (a) Certificates representing the Shares from 100% of the shareholders of the Company, duly endorsed to Purchaser in blank or with duly executed stock powers attached, in proper form for transfer, shall be delivered to Purchaser by Sellers along with the Company's books and records, minute book and stock certificate book and ledger;

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                  (b)      Purchaser shall pay the Purchase Price in accordance
with Section 1.3 hereof;

                  (c) Purchaser and Sellers shall deliver to each other such resolutions, certificates and authorizations, as may be reasonably required by Sellers' attorneys or Purchaser's attorneys to authorize and effectuate this transaction; and

                  (d) A current certificate of good standing issued by the New York Secretary of State.

                                  ARTICLE FIVE
                                 BROKER'S FEES

         Sellers acknowledge that Sellers have dealt with Corporate Finance Associates in connection with the transactions contemplated under this Agreement and Sellers represent and warrant to Purchaser that Sellers are solely responsible for any claim that Corporate Finance Associates may make for fees, commissions, compensation or other payments or remuneration. Except as aforesaid: (i) Each of Sellers and Purchaser represents and warrants to the other that no broker or finder was engaged by, or has acted on behalf of Sellers, the Company or Purchaser in connection with this Agreement or the transactions contemplated hereby; and (ii) Sellers and Purchaser each agrees to indemnify and hold the other harmless from and against any claim by any broker or finder, engaged by the indemnifying party, claiming any fee, commission, compensation or other payment or remuneration resulting from or arising out of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

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                                   ARTICLE SIX
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                          INDEMNIFICATION; LIMITATION.

         6.1 Representations Contained in Agreement. The representations and warranties contained in Sections 2.1 and 2.2 shall survive the Closing for the statute of limitations applicable thereto; the representations and warranties contained in Section 2.13 (but only as to the items marked by asterisk therein) shall survive the Closing for a period of one (1) year. All other representations and warranties made herein by either party shall survive the Closing for a period of three (3) months.

         6.2      Indemnification by Parties.

                  (a) For claims asserted during the applicable time period set forth in Section 6.1 above, Sellers agree to indemnify in respect of, and hold Purchaser harmless from and against, any and all damages, claims, deficiencies, losses, and all expenses including interest, penalties, reasonable attorneys' fees and disbursements (collectively, "Damages") based upon, resulting from or otherwise in respect of any misrepresentation, breach of warranty, or breach, default or nonfulfillment or failure to perform any covenant or agreement on the part of Sellers under this Agreement.

                  (b) For claims asserted during the time periods set forth in Section 6.1, Purchaser agrees to indemnify in respect of, and hold Sellers harmless against, any and all Damages based upon, resulting from or otherwise in respect of any misrepresentation, breach of warranty, or breach, default or nonfulfillment or failure to perform any covenant or agreement on the part of Purchaser under this Agreement.

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         6.3      Notice and Opportunity to Defend. The party or parties
claiming indemnification hereunder (the "Indemnified Party") shall give the other party (the "Indemnifying Party") written notice of any claim, event, misrepresentation, breach or occurrence giving rise to such claim for indemnification within thirty (30) business days of its discovery of any such claim, event, misrepresentation, breach or occurrence (or, in the event the Indemnified Party shall be served with process, such party shall deliver a copy thereof to the Indemnifying Party within fifteen (15) business days of receipt thereof by the Indemnified Party). Failure to give such notice or deliver such copy within the aforesaid applicable time period shall not release the Indemnifying Party from any liability therefor under the provisions of this Agreement, except to the extent the Indemnifying party is damaged by such failure. The Indemnifying Party shall have the right at its sole cost and expense to:

                  (a) cure the claim, event, misrepresentation, breach, or occurrence giving rise to the right of indemnification within sixty (60) days following receipt of such notice; provided, however, that if such cure is commenced within such sixty (60) day period and is pursued diligently and in good faith to completion, such period shall be extended for a reasonably sufficient period of time to enable such cure to be completed, or

                  (b) defend any third party claim, other than a claim by or through any taxing authority, alleged to give rise to the right of indemnification with counsel satisfactory to the Indemnified Party, and the Indemnifying Party shall be liable to the extent of all Damages. In computing the amount for which any party is liable under this Agreement, there shall be deducted an amount equal to any tax savings or benefits, insurance recoveries, benefits or off-sets to which the Indemnified Party shall be entitled directly as a result of the Damages.

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                  (c)      If the Company or Purchaser receives notice of an
examination of any tax return filed by the Company for any year (or part thereof) commencing before, or transaction occurring on or before the Closing Date, Purchaser shall give, or cause the Company to give, prompt written notice thereof to Sellers and Sellers' counsel as provided in paragraph 8.2. If not less than five (5) days prior to the expiration of the time available to the Company for contesting such proposed adjustment by appropriate administrative proceedings (including available extensions of time), Sellers deliver to the Company a written request that the Company contest such proposed adjustment (a "Contest Request"), the Company shall take the action set forth below. The Company shall pursue any and all reasonable administrative appeals, proceedings, hearings or conferences with the relevant taxing authorities with respect to such matters, all as may be approved by Sellers (which approval shall not be unreasonably withheld or delayed). If necessary, the Company shall contest such adjustment in a court of competent jurisdiction mutually acceptable to the Company and the Sellers, and shall, upon prompt and timely written request of Sellers, appeal any adverse determination to a court or courts mutually acceptable as aforesaid, if such request is accompanied by a written opinion of independent tax counsel for Sellers that the Company has a reasonable likelihood of success with respect to such appeal. In accordance with the requirement for approval by Seller of actions to be taken by the Company, the Company shall consult in good faith with Sellers in contesting such proposed adjustment and consider in good faith requests from Sellers concerning the contest of such proposed adjustment, including the advisability of pursuing administrative remedies, the appropriate forum for any judicial proceeding and the legal basis for contesting the claim. The Company may decline to take any action referred to in this paragraph 6.3(c) if it notifies Sellers in writing that Sellers is relieved of Sellers' obligation to indemnify the

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Company with respect to such proposed adjustment and with respect to income, gains, losses, deductions or credits that the Company is disallowed, or precluded from claiming on its returns, by reason of its failure to contest such proposed adjustment. Sellers shall not be obligated to reimburse the Company with respect to any costs or expenses incurred in any proceeding in which the Company declines to contest a proposed adjustment.

         6.4 Limitation. Notwithstanding any other provision herein to the contrary, no claims may be directly or indirectly asserted against any one or more of the Sellers by Purchaser and/or the Company on the basis of breaches of representations and warranties or breach of non-fulfillment of any other covenant or obligation of Sellers hereunder unless and until the aggregate amount of all of the Damages therefrom shall exceed $100,000 (the "Threshold Amount"), at which Purchaser may seek indemnification for such excess amount. Furthermore, in no event shall any of the Sellers be directly or indirectly liable to Purchaser for Damages in excess of an amount equal to such Seller's pro rata share of the Purchase Price, calculated based upon such Seller's respective ownership interest in the Company prior to the Closing.

                                  ARTICLE SEVEN
                             POST-CLOSING OBLIGATIONS

         7.1 Noncompetition. For a period of five (5) years following the Closing Date, Morrill and Callier shall not, directly or indirectly, as individuals, partners, stockholders, directors, officers, principals, agents or employees, consultant or broker: (a) engage in the current Company Business, or
(b) solicit any person or entity with which the Company has previously engaged in Company Business or solicited for Company Business in the last eighteen (18) months, provided, however, that such non-solicitation shall only apply with respect to the offering of services which are

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

competitive with the type of services offered by the Company as of the date hereof. The parties agree that a breach of this Section 7.1 will cause irreparable injury to Purchaser and the Company, that monetary damages would not provide an adequate remedy for such breach and that therefore Purchaser may elect to have this Section specifically enforced by any court having equity jurisdiction through injunctive relief. Liability for a breach under this
Section 7.1 shall be limited to the breaching individual and the Sellers shall not have joint liability therefor.

         7.2 Consents. To the extent that a change in control of the Company triggers a consent requirement of or notice requirement to any third party with respect to any of the Tangible Property Leases, Space Leases, or Contracts, Purchaser agrees that Sellers' sole obligation with respect thereto shall be to promptly cooperate with the Company to obtain such consents or give such notice, as the case may be. Purchaser expressly agrees that Sellers shall not be required to commence any action or suit, or expend any monies in performing under this Section 7.2, and in the event that a required third party consent is not obtained, and such change in control is deemed a breach of such agreement by the respective third party, Purchaser shall assume all liability for such breach and shall indemnify and hold Sellers harmless for any and all such liability pursuant to Section 6.2 above. This Article 7 shall survive Closing.

         7.3 Obligations of the Company. Purchaser covenants and agrees that following the Closing, Purchaser will, as shareholder of the Company, vote to cause the Company to not breach any material terms or conditions of the Contracts and to not fail to timely pay any bona fide accounts payable or accrued expenses of the Company, and indemnify Sellers from and against any claims and Damages which may be incurred by Sellers arising from a breach of the foregoing obligation, provided, however, that Purchaser shall not be required to indemnify Sellers with respect to any third party claim which is made possible by or based upon the interim dissolution of the Company prior to its reinstatement to good standing. The foregoing is not intended to imply any personal liability of Sellers or Purchaser for the obligations of the Company but instead to protect Sellers in any event from any claims which may be made against Sellers relating to the Contracts. The foregoing is also not intended to create, nor shall it create, any rights of any person or entity other than the parties hereto and grants no third beneficiary rights upon any person or entity.

                                  ARTICLE EIGHT
                                  MISCELLANEOUS

         8.1 Costs and Expenses. Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent certified mail, return receipt requested, or by United States Postal Service Overnight Mail, or by FedEx, to the parties at their respective addresses first written above (or at such other address for a party as shall be specified by like notice) with simultaneous copies given in the same manner to the respective attorneys for the parties, if any, as set forth below. Notices shall be deemed given three (3) business days after the same (including the required copy thereof) are mailed by certified mail, return receipt requested, and on the next business day if the same are sent overnight as aforesaid.

         If notice is given to Thomas Morrill of James Callier, a copy shall be sent to:

                  Stern, Levy & Pellegrino, LLP
                  (Attorneys for Thomas Morrill and James Callier) 950 Third Avenue, 17th Floor
                  New York, New York 10022
                  Attention: Irwin Levy, Esq.

         If notice is given to Purchaser, a copy shall be sent to:

                  Daniel F. Kaplan
                  Perry, Guthery, Haase & Gessford, P.C., L.L.O.
                  233 South 13th Street, Suite 1400
                  Lincoln, Nebraska 68508

         8.3 Assignment and Amendment. This Agreement shall not be assignable by any party and shall not be altered or otherwise amended except pursuant to a writing executed by all of the parties hereto.

         8.4 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         8.5 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned, coordinated and agreed to by the parties hereto, except to the extent otherwise required by law.

         8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, and dispute with respect hereto shall be litigated in the Court of the State and County of New York, and the parties consent to the personal jurisdiction thereof, and to the laying of venue therein.

         8.8 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise

         8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by all of the parties hereto. Facsimile signatures hereto shall be deemed original signatures for all purposes.

         8.10 Entire Agreement. This Agreement and the Exhibits and Schedules identified herein set forth the entire understanding and agreement between the parties and supersede and replace any prior understanding, agreement or statement (written or oral) of intent. No provision of this Agreement shall be construed to confer any rights or remedies on any person other than Sellers and Purchaser. Without limiting the foregoing, Purchaser acknowledges and agrees that the execution and delivery of any employment agreement which Purchaser may desire to enter into with any of the employees of the Company, including any of the Sellers, are not a condition of this Agreement, and neither the Company nor the Sellers shall have any liability with respect thereto or with respect to the breach thereof by any such employee, if and to the extent the same are ultimately executed.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                           Sellers:          /s/ Thomas Morrill
                                             -----------------------------------
                                             Thomas Morrill

                                             /s/ James Callier by Thomas Morrill
                                                 as attorney - in - fact
                                             -----------------------------------
                                             James Callier by Thomas Morrill
                                             as attorney - in - fact

                                             /s/ Michael Cruskie
                                             -----------------------------------
                                             Michael Cruskie

                                             /s/ Dominic Rotondi
                                             -----------------------------------
                                             Dominic Rotondi

                           Purchaser:        Nelnet, Inc.

                                             By: /s/ Terry Heimes
                                             -----------------------------------
                                             Terry Heimes


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